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                                                                  EXHIBIT 99.10



                        [Apache Corporation Letterhead]



CONTACTS:

(MEDIA):                  TONY LENTINI                      (713/296-6227)
                          BILL MINTZ                        (713/296-7276)

(INVESTOR):               ROBERT DYE                        (713/296-6662)

(WEB SITE):               WWW.APACHECORP.COM

                                                           FOR IMMEDIATE RELEASE


FUNDING STRUCTURE PROVIDES ROOM FOR ADDITIONAL GROWTH
         APACHE CLOSES ON PURCHASE OF SHELL ASSETS IN GULF OF MEXICO

         Houston, May 18, 1999 - Apache Corporation (NYSE: APA) announced today that it has completed the previously announced acquisition of Gulf of Mexico properties from Shell Exploration & Production Company for $715 million, subject to adjustments, plus 1 million shares of Apache common stock. Apache estimates the properties' proved reserves at 127.3 million barrels of oil equivalent.

         The cash portion of the acquisition price was funded through a combination of debt and equity. In an offering underwritten by Goldman, Sachs & Co., Apache raised net proceeds of approximately $655 million through the issuance of approximately 15 million shares of common stock and 7 million shares of mandatorily convertible preferred stock. The shares were priced on May 12, 1999, at $31 per share. The balance of the acquisition price was funded under Apache's existing lines of credit.

         "The Shell transaction adds immediate shareholder value, and our successful stock offering enhances Apache's balance sheet," said Vice President and Chief Financial Officer Roger Plank.

                                     -more-
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 APACHE CLOSES ON PURCHASE OF SHELL ASSETS - ADD 1

         Plank noted that the size of Apache's equity offering was increased due to strong market demand. He said after completing the largest transaction in Apache's history, "the company's increased cash flow and 5 percent reduction in our debt-to-capitalization ratio improve our position to pursue additive transactions at a time when massive assets are changing hands."

         The assets purchased from Shell include 22 producing fields, 18 of which will be operated by Apache, 16 undeveloped blocks and access to 3-D seismic data covering more than 1,000 blocks throughout the Gulf. The properties are in water depths of less than 700 feet and have a proved reserve life of more than seven years. The fields' February production averaged 24,900 barrels of oil and 125 million cubic feet of natural gas per day. Apache expects to take over operations July 1.

         The transaction is effective retroactively to March 1, 1999. Apache said it expects the assets will add to earnings per share and cash flow per share.

         Apache Corporation is an independent oil and gas company with operations in North America, Egypt, Western Australia, Poland, People's Republic of China and West Africa's Cote d'Ivoire. Its common stock is traded on the New York and Chicago stock exchanges.

         This news release contains certain "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995 including, without limitation, expectations, beliefs, plans and objectives regarding Apache's earnings, cash flow, production, reserves and capitalization. Any matters that are not historical facts are forward- looking and, accordingly, involve estimates, assumptions and uncertainties. There is no assurance that Apache's expectations will be realized, and actual results may differ materially from those expressed in the forward-looking statements.

                                     -end-